EXHIBIT 10.16

                                                               EXECUTION VERSION
                                                                  Dated 10/13/03

        SUN WORLD-BONDHOLDER-CADIZ TERM SHEET AND AGREEMENT IN PRINCIPLE

         This Term Sheet and Agreement in Principle sets forth the principal terms and conditions for an overall settlement of outstanding issues among (a) Sun World International, Inc. and its debtor affiliates (collectively, "Sun World"), (b) Cadiz Inc. ("Cadiz"), and (c) Black Diamond Capital Management, L.L.C. and CFSC Wayland Advisers, Inc. and their respective affiliates (collectively, the "Majority Bondholders"), who are the holders of not less than 70% in dollar amount of Sun World's senior secured Notes due 2004 (in the aggregate, the "Notes"; holders of the Notes are referred to herein as "Bondholders"). This Term Sheet and Agreement in Principle contains a binding and enforceable agreement among the parties. The parties hereto further agree to use their good faith efforts to complete and execute, by November 6, 2003, final transactional documentation for the implementation of the agreements contained herein, but any failure to do so shall not affect the enforceability of the agreements contained herein. Nothing herein shall constitute an admission or waiver of any kind by any party, except as expressly provided herein.

         I.       INITIAL SETTLEMENT

                  A. Sun World will seek and obtain approval from the Bankruptcy Court in which its current chapter 11 case is pending (the "Court"), pursuant to Bankruptcy Rule 9019, of a settlement of claims by and against Cadiz (the "Initial Settlement").(1) The Initial Settlement shall be binding on Sun World's estates and creditors and shall provide that, in full and final settlement of all Sun World estates claims and causes of action against Cadiz (including without limitation any possible avoidance actions under Chapter 5 of the Bankruptcy Code) and all of Cadiz's claims

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(1)      The Initial Settlement will be sought to be approved by a motion by Sun
         World which shall be filed and noticed no later than October 14, 2003, and shall be scheduled for hearing at the earliest feasible date, but in no event later than November 7, 2003. Sun World and the Majority
         Bondholders shall each support the Initial Settlement and use their respective reasonable efforts in good faith to have the Initial Settlement approved by the Court and upheld in connection with any possible appeal.


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and causes of action against the Sun World estates (including without limitation claims for rejection damages) (the "Cadiz Claim"), Cadiz shall be granted an allowed, general unsecured claim against Sun World in an amount not less than $13 million(2) (the "Allowed Cadiz Claim").

                  B. As part of the Initial Settlement and effective only upon the Closing (as defined below), (i) Cadiz shall agree that it will affirmatively support a plan of reorganization for Sun World that provides no recovery on account of any equity interest in Sun World that Cadiz holds and that is otherwise consistent with this Term Sheet and Agreement in Principle, thus eliminating potential valuation litigation cost and expense for Sun World's estate which would otherwise result from a Cadiz objection to confirmation in its capacity as the equity holder of Sun World, and (ii) the parties shall consent to the termination/rejection of all contracts and agreements between Cadiz and Sun World except as provided in section 1.D. below.

                  C. The motion to approve the Initial Settlement shall provide full disclosure of the terms of the agreement among Cadiz, Sun World, and the Majority Bondholders.

                  D. The parties' respective rights and obligations under the Agricultural Lease between Cadiz, as lessor, and Sun World, as lessee, previously assumed (as amended) by Sun World pursuant to an order of the Court, shall not be affected by the Initial Settlement or anything else contained herein.

         2.       TRANSFER  OF CADIZ  CLAIM AND EQUITY  INTEREST  TO  BONDHOLDER
                  TRUST

                  A. Cadiz agrees that, at a closing (the "Closing") to occur on or before the fifth business day after the Court's order approving the Initial Settlement becomes final and non-appealable (or prior thereto if so agreed by Cadiz and the Majority Bondholders in their discretion), Cadiz shall assign to a trust or similar legal entity formed for the benefit of all Bondholders (the "Bondholder Trust") (i) the Allowed Cadiz Claim and (ii) Cadiz's equity interest in Sun World (provided that the

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(2)      To be the  largest  amount  Sun  World  reasonably  and in  good  faith believes can be allowed based upon the facts, but at a reduced level in accordance with the compromise: the current estimate of the Cadiz Claim is approximately $17.5 million.


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Bondholder  Trust shall not be permitted to vote such shares to exercise control over Sun World prior to confirmation of a Sun World plan of reorganization or consummation of a sale of substantially all Sun World assets), in exchange for the consideration set forth below. The Bondholder Trust shall be administered by the Majority Bondholders.

                  B. The Bondholder Trust shall receive all distributions from the Sun World estate (under a plan of reorganization or otherwise) on account of the Allowed Cadiz Claim. Each Bondholder shall have the right to receive its ratable share of the assets in the Bondholder Trust if either (i) such Bondholder executes a form (the "Opt-In Form") that provides for the things set forth below or (ii) a reorganization plan for Sun World that is accepted by the class of Bondholders and that contains the provisions set forth in section 3.A below is confirmed and becomes effective. The Opt-In Form shall:

                           (i) provide for such Bondholder to waive any rights to recovery from Cadiz on account of the Cadiz guaranty of such Bondholder's claim against Sun World (the "Guaranty");

                           (ii) provide that such Bondholder will permanently refrain from exercising any rights or remedies against Cadiz on account of either the Guaranty or the existence of such Bondholder's claim against Sun World;

                           (iii)    provide  that,  in  the  event  of  a  Cadiz
                                    bankruptcy,     such    Bondholder     shall
                                    affirmatively   support  any  plan  or  sale
                                    transaction proposed by Cadiz whether or not it provides any recovery on account of the Guaranty; and

                           (iv) provide that any transferee of, or other successor in interest to, such Bondholder's claim will be bound by all provisions of the Opt-In Form and that such Bondholder will condition any transfer of its claim upon the transferee's agreement to be bound by all of the provisions of the Opt-In Form.

                  C. The Majority Bondholders shall, at Closing, execute the Opt-In Form. In addition, the Majority Bondholders shall, at Closing, (i) execute an


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irrevocable instruction to the Indenture Trustee to take no action against Cadiz on behalf of Bondholders or on account of the Guaranty, and (ii) execute a consent to the amendment of the indenture deleting substantially all covenants and other provisions relating to the Guaranty or remedies against Cadiz as guarantor that may be amended pursuant to the terms of the indenture by the Majority Bondholders, subject to any applicable provisions of the Trust Indenture Act.

         3.       SUN WORLD PLAN RELEASE

                  A. If the Initial Settlement is approved by the Bankruptcy Court and the Closing occurs, any plan of reorganization filed or supported by Sun World and/or the Majority Bondholders shall provide (i) that the consideration to Bondholders contemplated under such plan is in full satisfaction and settlement of all claims of Bondholders under the indenture, including the Guaranty, (ii) that the indenture for the bonds (including the Guaranty thereunder) shall be deemed cancelled and extinguished as of the effective date of the plan, and (iii) for all Bondholders to be deemed to release their Guaranty claims against Cadiz in exchange for the consideration to be distributed to the Bondholder Trust.

                  B. Sun World and the Majority Bondholders shall each use their respective reasonable efforts in good faith to have the provisions set forth in 3A above approved by the Court as part of any plan.



         4.       EXTENSION OF PLAN FILING DEADLINE/EXCLUSIVITY

                  A. The parties consent to Sun World's filing of a motion on shortened notice to be heard by the Court before October 31, 2003 and to the granting of the following relief: (i) modifying the "2003 RETENTION AND SEVERANCE PROGRAM FOR KEY EMPLOYEES" ("Retention Plan") to (x) extend the dates specified in paragraph 2(a) of the Retention Plan by twenty-four days, and (y) change paragraph 2(b) of the Retention Plan to provide as follows:
"Notwithstanding subsection (a) above, no such stay bonus will be payable to key executives in the event that a plan of reorganization is not filed by Sun World with the Bankruptcy Court on or prior to 11/24/03"; and (ii) extending to November 24, 2003 and January 23, 2004, respectively, Sun World's exclusivity periods under Bankruptcy Code sections 1121(b) and 1121(c)(3), provided that if on or before November 24, 2003 Sun World does not file a plan of reorganization that is supported by the Majority Bondholders,


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then Sun World's exclusivity periods shall be automatically  terminated.  In the event that the Court does not approve the relief set forth in clause (ii) above, and Sun World files a plan of reorganization that is not supported by the Majority Bondholders, then upon such filing Sun World shall be deemed to have stipulated with the Majority Bondholders to an automatic termination of Sun World's exclusivity periods and waived the right to seek further extensions of
the  exclusivity   periods.  In  addition,   the  parties  hereby  clarify  that
notwithstanding anything to the contrary in the Retention Plan, if (2) the Majority Bondholders file a plan of reorganization that is not subsequently modified in any material respect and is accepted by two-thirds in amount and more than one-half in number of the Bondholders that cast valid votes to accept or reject the plan and is supported by the Official Creditors' Committee (such that if confirmed such plan would be a "Successful Plan of Reorganization," as defined in the Retention Plan), and (ii) Sun World has opposed confirmation of
such  plan,  then  such  plan  shall  not  be  deemed  a  "Successful   Plan  of
Reorganization" for purposes of the Retention Plan.

                  B. Counsel for Sun World will circulate a discussion draft of a plan of reorganization to counsel for the Majority Bondholders on or before October 17, 2003.




Accepted and Agreed:

Black Diamond, Capital Management, L.L.C.      Cadiz Inc.

By: /s/ James J. Zenni, Jr.                    By: /s/ Keith Brackpool
    ----------------------------                   -----------------------------
Its:____________________________               Its: President & CEO


CFSC Wayland Advisors, Inc.                    Sun World International, Inc.
                                               and its debtor affiliates

By: /s/ Blake M. Carlson                       By: /s/ Tim Shaheen
    ----------------------------                   -----------------------------
Its:____________________________               Its: CEO